Exhibit 99.1

News Release

     First Litchfield Financial Corporation Announces First Quarter Earnings

Litchfield, Connecticut, May 10, 2006 -- First Litchfield Financial Corporation (NASDQ: FLFL) (The "Company") the holding company for The First National Bank of Litchfield (the "Bank") reported earnings for the first quarter of 2006. Net income for the first quarter of 2006 totaled $623,000. These earnings are $435,000 or 41% below earnings for the first quarter of 2005, which totaled $1,058,000. Basic and diluted income per share for the first quarter of 2006 were $.29, compared to basic and diluted income per share of $.50 and $.49, respectively, earned for the first quarter of 2005. For the first quarter of 2006, the return on average equity for the Company totaled 9.6% compared to 17.1% earned for the first quarter of 2005. The decrease in net income resulted from pressures in net interest margin and increased noninterest expense due to branch expansion activities.

Tax-equivalent net interest income for the first quarter of 2006 totaled $3,434,000, a decrease of $278,000 or 7.5% from the first quarter of 2005. The lower level of net interest income is due to the erosion of net interest spread, which decreased by 66 basis points from the first quarter of 2005. Higher short term rates increased overall funding costs. Specifically, the cost of interest bearing deposits for the first quarter of 2006 was 2.02%, up 75 basis points compared to the first quarter 2005 cost of 1.27%. The continued flattening of the yield curve however, resulted in less than a comparable increase in interest income. Because most of the Company's assets are of a long term nature and rates on products such as mortgages and mortgage-backed securities remained flat, earning assets increased by only 35 basis points over the year.

Growth in earning assets, in both loans and investment securities, offset some of the decline in net interest income. Average earning assets for the first quarter of 2006 totaled $435 million, $31 million or 8% greater than average earning assets for the first quarter of 2005 which totaled $404 million. Growth in construction loans and in mortgage lending resulted in the increased level of earning assets. This growth is the result of the popularity of the construction to permanent mortgage product, a streamlined application process and the addition of mortgage originators for the Bank.

Noninterest income for the first quarter of 2006 totaled $667,000, increasing 9% from the first quarter 2005 income of $614,000 as a result of increased income from Trust fees and banking service charges. Trust income increased 14% as a result of an increased volume of investments under management. The Bank's Trust department continues to be an attractive option for high net worth individuals in Connecticut's Northwest corner and Farmington Valley. Income from banking service charges and fees increased by 20% from the first quarter of 2005 due to higher levels of deposit overdraft charges, master money interchange fees, loan referral fees, and increased income from the Bank's cash management product.

First quarter 2006 noninterest expense totaled $3,096,000, increasing 16% or $432,000 from the first quarter 2005 expense. Much of this increase is related to the Bank's Canton, Connecticut branch which opened during the first quarter of 2006. Increased costs for staffing, occupancy, equipment and marketing were due to the new branch. Increases in maintenance and utility

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costs, and external  computer  services and consulting,  also contributed to the increase in noninterest expense. Increases in these expenses were mostly related to the growth of the Company and product offerings.

Recently, the Bank received approval to open a full service banking facility in the town of New Milford, Connecticut. The Bank's ninth branch is scheduled for a July 2006 opening. Joseph J. Greco, President and CEO stated "In light of all the recent changes to the local banking landscape, we believe our high touch approach, partnered with the most competitive products and services in the market, is just what New Milford residents and businesses are looking for. For our shareholders we believe this represents a unique opportunity to expand our franchise and increase shareholder value."

The First National Bank of Litchfield is a community bank operating full service banking offices in Canton, Goshen, Litchfield, Marble Dale, Roxbury, Washington and Torrington. The bank maintains a trust department which offers fiduciary and wealth management services for personal, business and nonprofit customers. Additionally, the bank offers non-deposit retail investment products such as mutual funds, annuities, and insurance through its relationship with Infinex Investments, Inc. As one of the oldest banks in the country, it has served the communities of Northwestern Connecticut since 1814.

Contact Person: Carroll A. Pereira, CFO, (860) 567-2674

                        (Selected financial data follows)


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                     First Litchfield Financial Corporation

                      Selected Consolidated Financial Data
                                   (Unaudited)

Period end balance sheet data:                            March 31,
                                                   2006               2005

Total Assets                                   $460,843,000        $430,591,000
Loans, net                                      244,879,000         225,645,000
Investments                                     178,844,000         169,199,000
Deposits                                        277,541,000         299,192,000
Borrowings                                      155,749,000         105,424,000
Stockholders' equity                             25,053,000          23,829,000

Book value per share                                  11.73               11.19
Tangible book value per share                         11.73               11.19
Leverage ratio                                         7.73%               7.72%
Shares outstanding                                2,136,370           2,128,659

                                                       For the Three Months
                                                         Ended March 31,
                                                    2006                 2005
Operating results:
Net interest income                              $3,262,000          $3,616,000
Other noninterest income                            667,000             614,000
Loan loss provision                                 105,000             101,000
Other operating expense                           3,096,000           2,664,000
Income before tax                                   728,000           1,465,000
Income tax expense                                  105,000             408,000
Net income                                          623,000           1,058,000

Earnings per share(basic)                               .29                 .50
Return on average assets                                .54%                .98%
Return on average equity                               9.61%              17.06%

Statements contained in this news release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and expectations of management as well as the assumption made using information currently available to management. Because these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions, including, among others: changes in market interest rates and general and regional economic conditions; changes in government regulations; changes in accounting principles; and the quality or composition of the loan investment portfolios and other factors that may be described in the Company's quarterly reports on Form 10-Q and its annual report on Form 10-K, each filed with the Securities and Exchange Commission, which are available at the Securities and Exchange Commission's internet website (www.sec.gov) and to which reference is hereby made. Therefore, actual future results may differ significantly from results discussed in the forward-looking statements.

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